Exhibit 10(i)

Energizer Holdings, Inc.
533 Maryville University Drive
St. Louis, MO 63141
Attn: William Fox

AMENDED AND RESTATED PREPAID SHARE OPTION TRANSACTION

Dear Mr. Fox,

The purpose of this letter agreement (this "Confirmation"), dated as of May 31, 2002 and amended and restated as of August 28, 2003, is to set forth the terms and conditions of the OTC equity prepaid share option transaction entered into between Energizer Holdings, Inc. ("Counterparty") and Citigroup Global Markets Limited ("Citigroup") on the Trade Date specified below (the "Transaction"). This Confirmation amends, supersedes and replaces the previous letter agreement with respect to this Confirmation between Counterparty and Citibank, N.A., which letter agreement, pursuant to the terms of the Assignment Agreement dated as of August 28, 2003, between Citibank, N.A., Citigroup and Counterparty has been assigned to Citigroup. Under the terms of the Assignment Agreement, Citigroup has succeeded to all rights, and assumed all responsibilities, of Citibank, N.A. thereunder, and Counterparty has consented to such assignment and delegation.

CITIGROUP GLOBAL MARKETS LIMITED IS NOT REGISTERED AS A BROKER-DEALER UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED. CITIGROUP GLOBAL MARKETS INC. IS ACTING AS AGENT FOR CITIGROUP GLOBAL MARKETS LIMITED IN CONNECTION WITH THIS TRANSACTION. CITIGROUP GLOBAL MARKETS LIMITED IS YOUR COUNTERPARTY TO THIS TRANSACTION.

1. The definitions and provisions contained in the 1991 ISDA Definitions (the "Option Definitions") and in the 1996 ISDA Equity Derivatives Definitions (the "Equity Definitions", and together with the Option Definitions, the "Definitions"), in each case as published by the International Swaps and Derivatives Association, Inc., are incorporated into this Confirmation. In the event of any inconsistency between the Option Definitions and the Equity Definitions, the Equity Definitions will govern. In the event of any inconsistency between the Definitions and this Confirmation, this Confirmation will govern. References herein to a "Transaction" shall be deemed to be references to a "Swap Transaction" for the purposes of the Option Definitions.

The parties agree that the Transaction to which a Confirmation relates shall be governed by an ISDA Master Agreement, in the pre-printed form of the 1992 ISDA Master Agreement (Multicurrency-Cross Border) promulgated by ISDA (the "ISDA Form"), which is incorporated by reference herein and deemed to be a single agreement between the parties governing all Transactions, the confirmations of which reference such agreement (including, without limitation, this Confirmation), and deemed to have been entered into by the parties on or prior to the date of each such Transaction whose confirmation references such agreement in the form of the ISDA Form without a Schedule attached hereto (the "Master Agreement"). All provisions contained or incorporated by reference in the Master Agreement shall govern the Confirmation except as expressly modified herein.

The Master Agreement, as supplemented by the terms of this Confirmation, the Definitions incorporated by reference herein and all other confirmations (including all documents incorporated by reference therein) hereinafter or heretofore entered into between the parties from time to time (to the extent they specify that they are subject to the Master Agreement) shall constitute a single agreement between the parties and shall survive termination of the Transaction set forth herein and in any other confirmation supplementing such Master Agreement, unless provided otherwise in any such confirmation. For purposes of such Master Agreement, Credit Event Upon Merger, Second Method, and Loss shall apply in respect to all Transactions thereunder in addition to such other modifications to the ISDA Form as shall be agreed by the parties from time to time and which may be set forth in any confirmation. Copies of the ISDA Form are available upon request.

In the event of any inconsistency between the Confirmation and the Definitions or the Master Agreement, the Confirmation will govern. The Confirmation and the Master Agreement will evidence a complete binding agreement between you and us as to the terms and conditions of the Transaction to which the Confirmation relates.

Each party is hereby advised, and each such party acknowledges, that the other party has engaged in (or refrained from engaging in) substantial financial transactions and has taken other material actions in reliance upon the parties’ entry into the Transaction to which this Confirmation relates on the terms and conditions set forth below.

THIS CONFIRMATION SHALL BE GOVERNED BY THE LAW OF THE STATE OF NEW YORK WITHOUT REFERENCE TO THE CHOICE OF LAW RULES THEREOF. THE PARTIES HERETO IRREVOCABLY SUBMIT TO THE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK AND THE UNITED STATES COURT FOR THE SOUTHERN DISTRICT OF NEW YORK IN CONNECTION WITH ALL MATTERS RELATING HERETO AND WAIVE ANY OBJECTION TO THE LAYING OF VENUE IN, AND ANY CLAIM OF INCONVENIENT FORUM WITH RESPECT TO THESE COURTS.

2. General Terms

Trade Date:	June 3, 2002

Transaction I:

Option Type:	Call

Seller:	Citigroup.

Buyer:	Counterparty.

Strike Price:	Tranche Price.

Premium:	As provided in Exhibit A.

Transaction II:

Option Type:	Put

Seller:	Counterparty.

Buyer:	Citigroup.

Strike Price:	Tranche Price.

Premium:	As provided in Exhibit A.

Transaction I and Transaction II:

Option Style:	European.

Shares:	Common Stock of Energizer Holdings, Inc. (Ticker "ENR").

Exchange:	New York Stock Exchange.

Related Exchange:	The relevant futures and options exchange with respect to the Shares.

Calculation Agent:	Citigroup shall make all calculations in respect of this Confirmation. All such calculations shall be conclusive absent manifest error.

USD:	The lawful currency of the United States of America.

Multiple Exercise:	Inapplicable.

Clearance System:	Depository Trust Company.

Number of Options:	The Number of Shares.

Number of Shares:	The sum of all the Shares purchased on each Tranche Date.

Tranche Date:
A day in which Citigroup acquires shares for hedging purposes in connection with this Confirmation, where prior to each Tranche Date, Counterparty shall provide to Citigroup a Put/Call Order Specification for each such Tranche Date.

WHERE:

"Put/Call Order Specification" means a written instruction, substantially in the form of Exhibit B hereto, irrevocable by the Counterparty specifying the details for such Tranche Date and shall include: the number of Shares applicable to a Tranche Date, a maximum Tranche Price (as defined below) (or a formula or algorithm for determining the number of Shares per Tranche Date and corresponding Tranche Price).

Tranche Price:	On any Tranche Date, a price per Share as reported to Counterparty on Exhibit A hereto.

Prepaid Premium Payment:
In relation to a Tranche Date, an amount equal to net of the Premium for the Call and the Premium of the Put which shall equal the product of (a) the Tranche Price on such Tranche Date, and (b) the Number of Options for such Tranche Date.

Commission:	For any Tranche Date, the product of $.03 and the Number of Shares for such Tranche Date.

Prepaid Premium Payment Date:	The date three Currency Business days following each Tranche Date, and the date on which the Prepaid Premium Payment and the Commission shall be paid.

Time Weighted Prepaid Premium:
The sum of each of the products of (a) the Prepaid Premium Payment for each Tranche Date, and (b) for each such Tranche Date, the number of calendar days from and including the related Prepaid Premium Payment Date to but not including the Delivery Date, divided by (c) the number of calendar days from and including the first Prepaid Premium Payment Date to but not including the Delivery Date.

Delivery Date:	September 30, 2004.

Carry Percentage	0.30% per annum.

Strike Price Adjustment:
An amount, equal to (i) the product of (A) the Carry Percentage, (B) the Time Weighted Prepaid Premium, and (C) the result of (x) the number of calendar days beginning with and including the first Prepaid Premium Payment Date to, but not including, the Delivery Date, divided by (y) 360, less (ii) Dividends Paid.

Dividends :
The sum of (i) all dividends paid on the aggregate number of Shares subject to this Confirmation during the period beginning with the Trade Date and ending on the Delivery Date and (ii) the Present Value of all dividends declared but not yet paid for which the ex-dividend date has occurred during the period beginning with the Trade Date and ending on the Delivery Date and for which the payment date occurs after the term of this Transaction. "Present Value" means the USD amount of any dividends declared discounted from the anticipated payment date of such dividends to the Delivery Date by dividing such amount by the sum of (i) One (1) and (ii) the product of (a) the actual number of days from and including the Delivery Date through but not including the dividend payment date divided by 360 and (b) multiplied by LIBOR.

Provided that for any Delivery Date which is also a Tranche Date for which the Number of Shares is greater than or equal to the Number of Shares for the coinciding Delivery Date, then for the purposes of computing the Dividends related to such Delivery Date, the calculation of Present Value shall not apply.

Valuation Time:	At the close of trading in respect of regular trading hours on the Exchange, without regard to extended trading hours on the Exchange, if any.

Valuation Date:	Expiration Date

Market Disruption Event:
The occurrence or existence on any Exchange Business Day of any suspension of or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the relevant exchange or otherwise) in (i) the Shares on the Exchange or (ii) any options contracts or futures contracts relating to the Shares on any Related Exchange if, in any such case, that suspension or limitation is, in the reasonable determination of the Calculation Agent, material.

The Calculation Agent shall as soon as reasonably practicable under the circumstances notify the other party of the existence of a Market Disruption Event on any day that but for the occurrence or existence of a Market Disruption Event would have been a Valuation Date or a Pricing Date.

Potential Adjustment Events:	For purposes of this Confirmation, Sections 9.1(e)(iv) and (v) of the Definitions shall be deleted in their entirety.

Method of Adjustment:	Calculation Agent Adjustment

Consequences of Merger Events:
  Share-for-Share: Options Exchange Adjustment.
  Share-for-Other: Cancellation and Payment.
  Share-for-Combined: Cancellation and Payment.
  For purposes of this Confirmation, "Cancellation and Payment" means, in respect of a Prepaid Share Option Transaction, that (a) the occurrence of a Share-for-Other or Share-for-Combined Merger Event will constitute an Additional Termination Event under the Master Agreement with the relevant Prepaid Share Option Transaction as the sole Affected Transaction, and both parties will be Affected Parties, and (b) irrespective of the payment measure elected by the parties under the Master Agreement, Loss will be deemed to apply for the purpose of determining if any payment will be made in respect of the Affected Transaction.

Options Exchange:	Chicago Board Options Exchange

Nationalization or Insolvency:	Negotiated Close-out

Procedure for Exercise:

Expiration Time:	Valuation Time.

Expiration Date:	Three Currency Business Days prior to the Delivery Date (or if such date is not an Exchange Business Day, the next following Exchange Business Day).

Automatic Exercise:	Each Option will be deemed to be automatically exercised at the Expiration Time on the Expiration Date

In-the-Money:
Means, notwithstanding the provisions in the Definitions, in the case of a Call, that the Reference Price is greater than the Strike Price by at least $0.01 per Share, and in the case of a Put, that the Reference Price is less than the Strike Price by at least $0.01 per Share.

Reference Price:	The closing price of a Share, as reported by the Exchange, at the Expiration Time on the Expiration Date.

3. Cash Settlement
Cash Settlement:	Applicable

Cash Settlement Amount:
Notwithstanding the Definitions, the Cash Settlement Amount shall be a net amount of the Cash Settlement Amounts for both Options and shall equal (i) the product of (A) the Number of Shares and (B) the Final Price, minus (ii) the Strike Price Adjustment.

If positive, the Cash Settlement Amount will be paid to Counterparty by Citigroup; if negative, the absolute value of the Cash Settlement Amount will be paid to Citigroup by Counterparty. Payment of the Cash Settlement Amount shall be made in USD, by the appropriate party by the close of business on the Delivery Date.

Final Price:
The average of the volume weighted average prices for the Shares on the Exchange as reported by Bloomberg, L.P. on each of the Pricing Dates less an amount equal to $.10 per Share as determined by the Calculation Agent.

Pricing Period:
The Pricing Period shall be the Valuation Date and the 9 preceding Exchange Business Days (each such date, a "Pricing Date"). If there is a Market Disruption Event on a Pricing Date, then, the provisions of Section 4.2(a) of the Definitions shall apply for purposes of determining the Pricing Date as if each Pricing Date were a Valuation Date; provided, however, if the application of Section 4.2 would require that a Pricing Date occur on or after the Valuation Date then the Calculation Agent shall determine the Relevant Price for such Pricing Date which shall be its good faith estimate of the Relevant Price for the Shares that would have prevailed on such day but for the Market Disruption Event.

4. Early Unwind

Early Unwind:
With five (5) Business Days notice, Counterparty may notify Citigroup of its desire to effect a settlement (an "Early Unwind") with respect to any portion or all of the Number of Shares as specified in such notice, by declaring such day a Pricing Date. Upon receipt of such notice Citigroup shall determine the number of Exchange Business Days in the Pricing Period and the Valuation Date with respect to such Number of Shares. For purposes of settlement of an Early Unwind, the settlement provisions above shall apply; provided, however, that the Number of Shares in the calculation of the Strike Price Adjustment shall be the number of shares subject to Early Unwind.

5 . Miscellaneous
(a)    Early Termination . The parties agree that, notwithstanding the definition of Cash Settlement Amount in the Master Agreement, for purposes of Section 6(e) of the Master Agreement, Second Method and Loss will apply to this Transaction. The parties further agree that for purposes of calculating Citigroup’s Loss in connection with this Transaction, Citigroup and its affiliates shall dispose of any Shares used to hedge this Transaction over a period consisting of, in the case of an Early Termination Date resulting from an Event of Default or a Termination Event, any number of Business Days as Citigroup may determine.
(b)    Increased Costs . If Citigroup determines that from the Trade Date of this Transaction (i) due to either (x) the introduction of or any change in or in the interpretation of any law or regulation or (y) the compliance with any guideline or request from any central bank or other governmental authority (whether or not having the force of law), there shall be any increase in the cost to Citigroup or its affiliates of engaging in this Transaction or related transactions, or (ii) compliance with any law or regulation or any guideline or request from any central bank or other governmental authority (whether or not having the force of law) increases or would increase the amount of any capital required or expected to be maintained by Citigroup or any affiliate of Citigroup as a direct or indirect consequence of this Transaction ("Increased Costs"), then Counterparty shall from time to time until this Transaction is no longer outstanding (whether through Early Unwind or otherwise), promptly upon demand by Citigroup, convey to Citigroup additional amounts sufficient to compensate Citigroup for such Increased Costs as are incurred. Such additional amounts will be paid in U.S. dollars. A certificate including in reasonable detail the reasons for and the amount of Increased Costs, submitted to Counterparty by Citigroup, shall be conclusive and binding for all purposes absent manifest error.

6. Relationship Between the Parties

Each party represents to the other party that:
(a)     Non-Reliance . It is acting for its own account, and it has made its own independent decisions to enter into a Transaction and as to whether a Transaction is appropriate or proper for it based upon its own judgment and upon advice from such advisors as it has deemed necessary. It is not relying on any communication (written or oral) of the other party as investment advice or as a recommendation to enter into a Transaction; it being understood that information and explanations related to the terms and conditions of a Transaction shall not be considered investment advice or a recommendation to enter into a Transaction. It has not received from the other party any assurance or guarantee as to the expected results of a Transaction.
(b)     Evaluation and Understanding . It is capable of evaluating and understanding (on its own behalf or through independent professional advice), and understands and accepts, the terms, conditions and risks of a Transaction. It is also capable of assuming, and assumes, the financial and other risks of a Transaction.
(c)     Status of Parties . The other is not acting as a fiduciary or an advisor for it in respect of a Transaction.
(d)     Risk Management . It has entered into a Transaction for the purpose of hedging its underlying liabilities .

(e)       Accredited Investor . It is an "accredited investor" within the meaning of Rule 501(a)(1), (2), (3), (7) or (8) under the U.S. Securities Act of 1933, as amended (the "Securities Act"), and it is acquiring its interest in the Transaction for its own account, and not with a view to distribution, assignment or resale to others or fractionalization in whole or in part. It understands that the Transaction has not and will not be registered under the Securities Act.

7. Representations

(a)     All of the actions taken or to be taken by either Counterparty or Citigroup in connection with this Confirmation, including but not limited to, purchases of the Shares, shall be taken by each party independently and without any consultation with the other party.

(b)     The time of dealing will be confirmed by Citigroup upon written request. Citigroup and Counterparty each confirm to the other that each is dealing as principal.
(c)     Unless otherwise agreed in writing, Counterparty shall not directly take any action that would cause Citigroup to own or have a beneficial interest in the Shares in excess of 4.9% percent of the number of shares of the Shares outstanding (other than by exercise of any Transaction). In the event that Counterparty takes any such action, Citigroup shall have the right to designate an early termination date for the Transactions with settlement being Cash Settlement.
(d)     Citigroup and Counterparty intend that (i) this Confirmation shall constitute a "securities contract" within the meaning of Section 741(7) of the Bankruptcy Code, (ii) this Confirmation shall constitute a "swap agreement" within the meaning of Section 101(53B) of the Bankruptcy Code and (iii) each delivery of Shares or payment of Settlement Price shall constitute a "settlement payment" within the meaning of Section 741(8) of the Bankruptcy Code.
(e)     Counterparty is not, on any Trade Date, engaged in a distribution, as such term is used in Regulation M under the Securities Act, of any securities of Counterparty.
(f)     Counterparty is not entering into any Transaction to create actual or apparent trading activity in the Shares (or any security convertible into or exchangeable for Shares) or to raise or depress or otherwise manipulate the price of the Shares (or any security convertible into or exchangeable for Shares).

(g)    Counterparty recently issued and disseminated a press release concerning its results of operations for the preceding fiscal quarter, which ended March 31, 2002, which release disclosed all material information concerning that fiscal quarter of which it had knowledge. Counterparty’s projections and expectations for the current fiscal quarter and year are preliminary at this time, and subject to change throughout such periods as actual results are determined. Final results for the current fiscal quarter and year will not be known until after the end of each respective period. On the Trade Date or at the time the Put/Call Order Specifications are entered, Counterparty is not otherwise in possession of any "material nonpublic information" as that term is defined in the U.S. Securities Exchange Act of 1934 and the rules and regulations thereunder (the "Exchange Act") regarding Counterparty or the Shares and would not be precluded on the Trade Date or such relevant date under US securities or other laws or any contractual or other restriction binding upon Counterparty, including but not limited to Rule 10b-18 ("Rule 10b-18") under the Exchange Act, from purchasing a number of Shares equal to the Number of Shares. This Confirmation and each Put/Call Order Specification shall be entered into in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b5-1 or Rule 10b-5 promulgated under the Exchange Act

(h)     This Confirmation and the Put/Call Order Specifications constitute a "contract, instruction or plan" that has been adopted by Counterparty as a "written plan" for trading in the put/call derivative securities represented by the Confirmation and Put/Call Order Specifications, pursuant to Rule 10b5-1. It is the intent of the parties that this Confirmation and the Put/Call Order Specifications comply with the requirements of Rule 10b5-1(C)(1)(i)(B) promulgated under the Exchange Act, and such documents shall be interpreted to comply with the requirements of Rule 10b5-1(C).

(i)    Citigroup undertakes to use their reasonable efforts to satisfy the conditions of SEC Rule 10b-18 (the "Rule") in their purchase of any Shares.

(j)    The material terms of the Transaction (and any other similar transactions), and the consequences of such transactions on the financial condition and results of operations of Counterparty, will be disclosed by the Counterparty in accordance with all rules, regulations, accounting principles (including FAS 150) and laws applicable to the Counterparty in its periodic filings under the Exchange Act and its financial statements and notes thereto.

8. Indemnification:
Counterparty agrees to indemnify and hold harmless Citigroup, its Affiliates and its assignees and their respective directors, officers, employees, agents and controlling persons (Citigroup and each such person being an " Indemnified Party ") from and against any and all losses, claims, damages and liabilities, joint or several, to which such Indemnified Party may become subject, and relating to or arising out of any of the Transaction contemplated by this Confirmation, including but not limited to any sale of the Shares in connection with the Transaction, and will reimburse any Indemnified Party for all expenses (including reasonable counsel fees and expenses) as they are incurred in connection with the investigation of, preparation for or defense or settlement of any pending or threatened claim or any action, suit or proceeding arising therefrom, whether or not such Indemnified Party is a party thereto and whether or not such claim, action, suit or proceeding is initiated or brought by or on behalf of Counterparty. Counterparty will not be liable under the foregoing indemnification provision to the extent that any loss, claim, damage, liability or expense is found in a nonappealable judgment by a court of competent jurisdiction to have resulted from Citigroup’s breach of a material term of this Confirmation, willful misconduct or gross negligence. If for any reason the foregoing indemnification is unavailable to any Indemnified Party or insufficient to hold harmless any Indemnified Party, then Counterparty shall contribute, to the maximum extent permitted by law (but only to the extent that such harm was not caused by Citigroup’s breach of a material term of this Confirmation, willful misconduct or gross negligence), to the amount paid or payable by the Indemnified Party as a result of such loss, claim, damage or liability. Counterparty also agrees that no Indemnified Party shall have any liability to Counterparty or any person asserting claims on behalf of or in right of Counterparty in connection with or as a result of any matter referred to in this Confirmation or the ISDA Master Agreement except to the extent that any losses, claims, damages, liabilities or expenses incurred by Counterparty result from the breach of a material term of this Confirmation, or the Indemnified Party’s gross negligence or willful misconduct. The provisions of this Section 8 shall survive completion of the Transaction contemplated by this Confirmation and any assignment and delegation pursuant to Section 10 of this Confirmation and shall inure to the benefit of any permitted assignee of Citigroup.

9. Account Details

Payments to Citigroup:	Citibank, N.A. ABA# 021000089 Account # 00027633

Payments to Counterparty:	Bank of America, N.A. ABA# 121 000 358 Acct. # 12331-33027

10. Transfer

Citigroup has the right to assign any or all of its rights and obligations under this Transaction to deliver or accept delivery of shares of the Shares to any of its affiliates; provided that such assignment shall only occur in respect of a particular Transaction when it has become obligatory that such Transaction be settled by the transfer of the Shares; and provided further that Counterparty shall have recourse to Citigroup in the event of failure by the assignee to perform any of such obligations hereunder. Notwithstanding the foregoing, the recourse to Citigroup shall be limited to recoupment of Counterparty’s monetary damages and Counterparty hereby waives any right to seek specific performance by Citigroup of its obligations hereunder. Such failure after any applicable grace period shall be deemed to be an Additional Termination Event, such Option shall be the only Affected Transaction and Citigroup shall be the only Affected Party.

11. Notices

Notices given pursuant to the provisions of this Transaction may be made by telephone, to be confirmed in writing to the address below, unless otherwise specified in this Confirmation. Any amendment to the address and telephone numbers set forth below must be made in writing.

Citigroup:	390 Greenwich Street New York, NY 10013 Telephone: 212-723-7355 Facsimile: 212-723-8328 Contact: Bill Ortner

Counterparty:	533 Maryville University Drive St. Louis, MO 63141 Telephone: 314-985-2087 Facsimile: 314-985-2220 Contact: William Fox

12. Waiver of Right to Trial by Jury

Each party hereby irrevocably waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any suit, action or proceeding relating to this Confirmation.

13. Confidentiality

Except as required by law or judicial or administrative process, or as requested by a regulatory authority or self-regulatory organization, each party hereto agrees to keep the Transaction contemplated by this Confirmation confidential. In the event disclosure is permitted pursuant to the preceding sentence, the disclosing party shall (i) provide prior notice of such disclosure to the other party, (ii) use its best efforts to minimize the extent of such disclosure and (iii) comply with all reasonable requests of the other party to minimize the extent of such disclosure.

Please confirm your acceptance and agreement with the foregoing by immediately executing the copy of this Confirmation enclosed for that purpose and returning it to Citigroup.

Very truly yours,

CITIGROUP GLOBAL MARKETS INC.
as agent for
CITIGROUP GLOBAL MARKETS LIMITED

By:___________________________________________________
Authorized Signatory
Name:

Accepted and confirmed as
of the Trade Date:

ENERGIZER HOLDINGS, INC.

By:

Authorized Signatory
Name:

EXHIBIT A

To the Amended and Restated Prepaid Share Option Transaction
between
Citigroup Global Markets Limited and Energizer Holdings, Inc.

Tranche Date	Premium of the Call	Premium of the Put	Prepaid Premium Date	Number of Shares	Tranche Price	Citigroup #

EXHIBIT B
FORM OF PUT/CALL ORDER SPECIFICATION

PUT/CALL ORDER SPECIFICATION

This Put/Call Order Specification is made by Energizer Holdings, Inc. ("Counterparty") for the increase of the Transaction amount under that certain written confirmation dated as of [ ], 2002, as amended from time to time, between Counterparty and Citigroup Global Markets Limited ("Citigroup") (the "Confirmation") (capitalized terms not defined herein shall have the meaning given those terms in the Confirmation).

CITIGROUP GLOBAL MARKETS LIMITED IS NOT REGISTERED AS A BROKER-DEALER UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED. CITIGROUP GLOBAL MARKETS INC. IS ACTING AS AGENT FOR CITIGROUP GLOBAL MARKETS LIMITED IN CONNECTION WITH THIS TRANSACTION. CITIGROUP GLOBAL MARKETS LIMITED IS YOUR COUNTERPARTY TO THIS TRANSACTION.

A.) Put/Call Order Specification Requirements

1.)    Commencing on [ ], 2002 (such day the "Commencement Date") under that certain Confirmation (capitalized terms not defined herein shall have the meaning given those terms in the Confirmation), Citigroup will increase the Transaction amount on Counterparty’s behalf pursuant to this Put/Call Order Specification. From [ ], 2002 through [ ], 2002, no increase in the Transaction amount shall be made if the prevailing market price of stock is greater than $[ ]. From [ ], 2002 through [ ], 2002, no increase in the Transaction amount shall be made if the prevailing market price of stock is greater than $[ ].

B.) Discontinuation of this Put/Call Order Specification

Counterparty acknowledges and agrees that Citigroup may discontinue this Put/Call Order Specification in the event that:

1.)     In the opinion of Citigroup’s counsel, effecting this Put/Call Order Specification would result in a violation of applicable law or a breach of any contract to which Citigroup or its affiliates are a party or by which it or its affiliates are bound.

2.)     Counterparty’s counsel notifies Citigroup that this Put/Call Order Specification would result in a violation of applicable law by Counterparty.

3.)     Trading in the Shares is halted or suspended.

4.)     If Counterparty files a registration statement with the Securities and Exchange Commission relating to sale of the Shares (or any security into which the Shares is convertible).
C.) Modification of this Put/Call Order Specification

Any modification of this Put/Call Order Specification by Counterparty will be made in good faith and not as part of a scheme to evade the prohibitions of Rule 10b-18, and only with Citigroup’s written consent. In particular, Counterparty agrees that it will not modify or propose to modify this Put/Call Order Specification at any time that it is aware of any material non-public information about it and/or the Shares.

D.) Termination of this Put/Call Order Specification

1.)    This Put/Call Order Specification will terminate on [ ], 2002 unless earlier terminated in the event one of the following occurs:

a.)    Citigroup determines, in its sole discretion, that it is prohibited for any reason from engaging in increasing the Transaction amount under this Put/Call Order Specification.

b.)    Citigroup receives notice that Counterparty has filed a petition for bankruptcy or reorganization, or a petition for bankruptcy has been filed against Counterparty and has not been dismissed within sixty (60) calendar days of its filing.

E.) Governing Law

This Put/Call Order Specification will be governed by, and construed in accordance with, the laws of the State of New York, without regard to such State’s conflict of laws rules.

IN WITNESS WHEREOF, Counterparty has sent this Put/Call Order Specification as of the date first above written.

ENERGIZER HOLDINGS, INC.
By:
Name:
Title:

Confirmed as of the date first above written:
CITIGROUP GLOBAL MARKETS INC.
as agent for
CITIGROUP GLOBAL MARKETS LIMITED